EXHIBIT 99.1

American CareSource Announces the Death of Chairman, President, and Chief Executive Officer Richard W. Turner

ATLANTA, April 13, 2015 (GLOBE NEWSWIRE) -- American CareSource Holdings, Inc. (Nasdaq:ANCI) sadly announced today that Richard W. Turner, PhD, its President, Chief Executive Officer and Chairman of the Board of Directors, died unexpectedly on April 12, 2015 after a brief illness. The Board of Directors appointed John Pappajohn, a director of the Company, as Chairman of the Board and acting Chief Executive Officer.

Mr. Pappajohn commented, "It is with great sadness that we announce today the passing of Dr. Turner – we will all miss him greatly. Dr. Turner consistently demonstrated the very highest values in business, integrity, and compassion in all his work. His personal touch, quick wit, and endless charm will inspire and stay with us always."

Dr. Turner was 68 years old, graduated from Old Dominion University with a Bachelor of Science degree, earned his M.B.A. from Pepperdine University and earned his Ph.D. from Berne University. He contributed to the success of several publicly-traded companies, and was a generous philanthropist. He is survived by his wife, Deidre and two sons, Robert and Finley.

About American CareSource Holdings, Inc.

American CareSource Holdings, Inc. is the owner of a growing chain of ten urgent and primary care centers and an ancillary services network that provides ancillary healthcare services through its nationwide provider network. Our mission is to improve access to high quality, affordable, and conveniently-located healthcare in the communities in which we serve.

CONTACT: Investor Relations Contact:
         Anthony R. Levinson, CFO
         alevinson@americancaresource.com
         Phone (404) 465-1000 x 1019